As filed with the Securities and Exchange Commission on January 11, 2007

Registration No. 333-145858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

Amendment No. 5 to
FORM SB-2
______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Guangzhou Global Telecom, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida	333-130937	59-3565377
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Room 1802, North Tower, Suntec Plaza,
No. 197 Guangzhou Avenue North
Guangzhou, PRC 510075
 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Corporation Service Company
1201 Hays Street
Tallahassee, FL 32301
 (Name, Address and Telephone Number of Agent for Service)
Copies of Communications to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone: (732) 409-1212
Fax: (732) 577-1188

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Table of Contents

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share (1)	2,787,456	(2)(3)	$0.82	$2,285,714	$70.17
Common Stock. Par value $.01 per share	2,090,592	(4)	$1.12	$2,341,463	$71.88
Common Stock. Par value $.01 per share	209,059	(5)	$1.12	$234,146	$7.19
Total	5,087,107			$4,861,323	$149.24

(1) Represents 2,787,456 shares of common stock issuable in connection with the conversion of Callable Secured Convertible Notes in accordance with the Securities Purchase Agreement dated July 31, 2007 between us and Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP, at an initial conversion price equal to $0.82 per share.

(2)The number of shares being registered for the conversion of the Callable Secured Convertible Notes is 2,787,456, which is less than  ¹/3 of our 40,566,576 non-affiliate outstanding common shares issued and outstanding as of January 11, 2007.

(3)None of the 5,087,107 shares being registered are shares that have been, or will be, received as liquidated damages or conversion default payments.  Additionally, none of the 5,087,107 shares being registered will be issued to satisfy our mandatory redemption obligations or to make interest payments on the convertible notes.

(4) Represents warrants to purchase 2,090,592 shares of the Company’s common stock at a price of $1.12 per share, issuable in connection with the conversion of Callable Secured Convertible Notes in accordance with the Securities Purchase Agreement dated July 31, 2007 between us and Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP.

(5)  Represents warrants to purchase 209,059 shares of the Company’s common stock at a price of $1.12 per share, issuable to Midtown Partners & Co. LLC, who acted as the placement agent in connection with the conversion of Callable Secured Convertible Notes in accordance with the Securities Purchase Agreement dated July 31, 2007 between us and Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated January   , 2008

PROSPECTUS

Guangzhou Global Telecom, Inc.

5,087,107 SHARES OF COMMON STOCK

Our Selling Stockholders are offering to sell 2,787,456 shares of common stock issuable in connection with the conversion of promissory notes and 2,299,651 shares underlying warrants.

Our shares of common stock are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “GZGT”.  The last reported sale price of our common stock on January 11, 2008 was $0.66.

We will receive no proceeds from the sale of the shares by the Selling Stockholders.

The date of this Prospectus is January   , 2008

The securities offered in this Prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Table of Contents

i

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Prospectus.  You should read the entire Prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Guangzhou Global Telecom, Inc.. is referred to throughout this Prospectus as  Guangzhou Global Telecom", “GZGT”, “Company", "we", "us", or “our”.

Our Company

We were incorporated as Avalon Development Enterprises, Inc. (“Avalon”) on March 29, 1999, under the laws of the State of Florida. From inception, we engaged in the acquisition of commercial property and expanded into building cleaning, maintenance services, and equipment leasing as supporting ancillary services and sources of revenue.  On January 10, 2007, Avalon, Global Telecom Holdings, Ltd., a British Virgin Islands Corporation (“GTHL”), and the shareholders of GTHL, entered into a Share Exchange Agreement. Pursuant to that Agreement, the Company issued 39,817,500 shares of its restricted common stock to the Shareholders of GTHL in exchange for all of the issued and outstanding common shares of GTHL common stock. Pursuant to this transaction, on March 27, 2007, GTHL became a wholly-owned subsidiary of Avalon, and the Company changed its name to Guangzhou Global Telecom Holdings, Inc. and succeeded to the business of GTHL.   Now we are a nationally integrated mobile phone handset and pre-paid calling card distributor and provider of mobile handset value-added services. Future products and services include the GTL Lineless Messaging Service and retail sales and customer service operations. We are an independent qualified corporation that serves as a principle distribution agent for China Telecom, China Unicom, and China Mobile. We also maintain and operate the largest prepaid mobile phone card sales and distribution center in Guangdong Province and maintain cooperative distribution relationships with VK, Panasonic, Motorola, LG, GE and Bird corporations, among others.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data are derived from our December 31, 2006 and 2005 audited consolidated financial statements.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
STATEMENT OF OPERATIONS

Revenues	$12,839,106	$6,742,515
Net Income (Loss)	$220,373	$340,520
General and Administrative Expenses	$623,065	$197,520
Net Income (Loss) Per Share	0.59	0.91

	As of
	December 31, 2006	December 31, 2005
BALANCE SHEET DATA

Cash	$37,148	$197,592
Total Current Assets
Total Assets	$1,732,227	$1,523,783
Total Liabilities	$1,018,572	$802,950
Stockholders’ Equity (Deficiency)	$713,655	$720,833

Our Contact Information

Our principal executive offices are located at Room 1802, North Tower, Suntec Plaza, No. 197 Guangzhou Avenue North Guangzhou, PRC 510075.  We can be reached by calling (86) 020-6129-9413 or by faxing (86) 020-6236-8036.

The Offering

Common Stock Offered by Selling Stockholders:
Up to 5,087,107 shares which represent less than №/3 of our 40,566,576 non-affiliate common shares outstanding as of January 11, 2008. The convertible notes were issued pursuant to the Securities Purchase Agreement dated July 31, 2007. On July 31, 2007, we entered into a Securities Purchase Agreement for a total subscription amount of $3,428,571 (or a net aggregate purchase price of $3,000,000) including Stock Purchase Warrants and Callable Secured Convertible Notes with Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP (Collectively, the Investors"). The initial funding of $2,000,000 of which the Company received net proceeds of $1,780,000 was completed on July 31, 2007 with the following parties and evidenced by callable secured convertible notes: Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP.

Common Stock to be Outstanding After the Offering:	Up to 55,877,456 shares (excludes shares underlying warrants).

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock.

OTCBB Symbol:	GZGT

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

Securities Purchase Agreement

On July 31, 2007 (the “Issuance Date”), we entered into a Securities Purchase Agreement with Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP (the “Investors”), whereby the Investors purchased (i) $3,000,000 in Callable Secured Convertible Notes (the “Notes”) with a principal amount aggregating $3,428,571 based on an original issue discount of 12.5% and (ii) warrants to purchase 2,090,582 shares of our common stock (the “Warrants”).  The Investors will purchase the Notes and Warrants as set forth below:

1.             At closing on July 31, 2007 (“Closing”), the Investors purchased $2,000,000 in Notes with a principal amount aggregating $2,285,714 and Warrants to purchase 2,090,592 shares of common stock.

2.             Upon effectiveness of this Registration Statement, the Investors will purchase $1,000,000 in Notes with a principal amount aggregating $1,142,857. With the exception of effectiveness of this Registration Statement, there are no other material conditions to the Investors’ purchase of the additional notes.

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

In connection with the Securities Purchase Agreement, on July 31, 2007, the Company executed a Registration Rights Agreement, which requires the Company to file a Registration Statement registering:

*  all of the shares of Company common stock issuable upon conversion in full of the Debentures;

*  the Common Stock issuable upon exercise of the Warrants;

*  the Common Stock issued to the Investors in payment of interest within 30 calendar days after the closing date.
The Registration Statement must be filed not later than 30 days after the date of the Registration Rights Agreement and be declared effective not later than 90 days after the date thereof (or 120 days in the event of a “full review” by the Securities and Exchange Commission).  In the event that either of these deadlines has not been met, the Company is to pay to each of the Investors liquidated damages equal to two percent of the purchase price paid by such Investor on each monthly anniversary for the first six months, decreasing to one percent on each monthly anniversary thereafter until such event is cured.

The Company intends to comply fully with its registration obligations under the Registration Rights Agreement.  The Company believes that it will be able to meet the deadlines with respect to the filing date and the effective date, but it can not provide any assurance in this regard.  If the Company were to default on any of its registration obligations, the proceeds available to it under the Securities Purchase Agreement could be substantially reduced.

Security Agreement

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Security Agreement granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property.  Under the Security Agreement, events of default occur upon:

■	The occurrence of an event of default (as defined in the Notes and listed below) under the Notes;

■	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

■
The failure by us to observe or perform any of our obligations under the Security Agreement or Intellectual  Property Security Agreement for ten (10) days after receipt of notice of such failure from the Investors; and

■	Any breach of, or default under, the Warrants.

Warrants

Exercise Terms and Limitation.  We simultaneously issued to the Investors five (5) year Warrants to purchase 2,090,592 shares of our common stock at an exercise price of $1.12 per share.

       Cashless Exercise.  If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

               Anti-Dilution.  The Warrants’ exercise/conversion prices will be adjusted in certain circumstances such as if we issue common stock at a price below the exercise/conversion prices, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position. If we, at any time while the Warrants are outstanding, sell or grant any option to purchase, or issue any common stock, at a price per share less than the exercise price of $1.12 of the Warrants, the exercise price must be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such sale, grant or issuance and of which the denominator shall be the number of shares of common stock outstanding immediately after such sale, grant or issuance and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate exercise price of this Warrant shall remain unchanged.

Note

               Interest, Maturity and Conversion.  The Notes bear interest at 8% per annum, mature two (2) years from the issuance date, and are convertible into shares of our common stock at an initial conversion price of $0.82.  We must pay interest to the Investor on the aggregate unconverted and then outstanding principal amount of the Notes at the rate of 8% per annum, payable quarterly on November 1, February 1, May 1 and August 1 (individually, “Interest Payment Date”), beginning on the first such date after the Closing.  It is solely our decision whether to pay interest hereunder in cash, shares of common stock or a combination thereof.  Prior to the commencement of any payment date we shall deliver to the Investor a written notice of our election to pay interest hereunder on the applicable interest payment date either in cash, shares of common stock or a combination, provided that we may indicate in such notice that the election contained in such notice shall apply to future interest payment date until revised by a subsequent notice.     Should the interest payment be made in shares of common stock (the “Interest Shares”), the Interest Shares must represent the number of shares of common stock equal to the dollar amount of the interest payment based on a price per share of common stock equal to the conversion price of $0.82.   However, prior to at least 20 trading days immediately prior to an Interest Payment Date the Company must first deliver interest conversion shares (“Interest Conversion Shares”) which represent the amount equal to the quotient of the Interest Shares divided by the conversion price of $0.82  to the Investor’s account with The Depository Trust Company, to be eligible to make a payment of Interest Shares,.  Such Interest Conversion Shares shall be applied against the amount of Interest Shares owed.  It must be noted that since the conversion price of $0.82 does not fluctuate or adjust, the Interest Conversion Shares will always equal the Interest Shares.  Accordingly, there is no difference between the Interest Conversion Shares and the Interest Shares.

The Interest Conversion Shares

Default.  An “Event of Default” occurs if we:

▪	Fail to pay the principal or interest when due;

▪	Fail to issue shares of common stock upon receipt of a conversion notice;

▪	Fail to file a registration statement within 30 days following the Closing or fail to have the registration statement effective 120 days following the Closing;

▪	Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;

▪	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;

▪
Fail to  maintain  the  listing or quotation of our common  stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

▪
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our  subsidiaries' property or business, or such a  receiver or trustee  shall otherwise be appointed;

▪
Have any money  judgment,  writ or similar  process  shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;

▪
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or

▪	Default under any Note issued pursuant to the Securities Purchase Agreement.

                   Anti-Dilution. The Notes’ exercise/conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below those exercise/conversion prices, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.  In particular, if, at any time while the Notes’ are outstanding, we grant any option to purchase, or issue, any common stock at a price per share that is lower than the conversion price of $.82 then the exercise/ conversion price shall be reduced to equal the lower price per share offered in such grant, issuance or sale.

        Monthly Redemption.   On the 1stof each month, commencing on February 1, 2008 and terminating upon full redemption of the Note (“Monthly Redemption Date”), we may redeem the Monthly Redemption Amount (the “Monthly Redemption”).  In this regard, the Monthly Redemption Amount means 1/18 of the principal amount of the Note plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of the Note.  The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash; provided, however, as to any Monthly Redemption and upon 10 trading days’ prior written notice (the “Monthly Redemption Notice”), in lieu of a cash redemption payment the Company may elect to pay all or part of a Monthly Redemption Amount in shares based on a conversion price equal to the lesser of (i) the then conversion price and (ii) 85% of the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the applicable Monthly Redemption Date; provided, further, that we may not pay the Monthly Redemption Amount in shares issuable upon conversion of the Note unless, generally, (y) from the date the Investors  receives a duly delivered Monthly Redemption Notice through and until the date such Monthly Redemption is paid in full, and (z) as to such Monthly Redemption, prior to such Monthly Conversion Period (but not more than 5 trading days prior to the commencement of the Monthly Conversion Period), the we shall have delivered to the Investor’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Monthly Redemption Amount equal to the quotient of (x) the applicable Monthly Redemption Amount divided by (y) Monthly Conversion Price assuming for such purposes that the Monthly Conversion Period ended 5 trading days prior to the actual Monthly Conversion Period for such Monthly Conversion (the “Pre-Redemption Conversion Shares”).  In this regard, the payment of cash or issuance of common stock, pursuant to a Monthly Redemption shall be payable on the Monthly Redemption Date.

        Optional Redemption.  At any time after the effective date of the Notes, we may deliver a notice to the Investors (an “Optional Redemption Notice” and the date such notice is deemed delivered is the “Optional Redemption Notice Date”) of our election to redeem some or all of the then outstanding principal amount of the Notes for cash in an amount equal to the Optional Redemption Amount on the 10th trading day following the Optional Redemption Notice Date.  Please note that “Optional Redemption Amount” means the sum of (i) 120% of the then outstanding principal amount of the Notes, (ii) accrued but unpaid interest and (iii) all liquidated damages and other amounts due in respect of the Notes.  The Optional Redemption Amount is payable in full on the Optional Redemption Date.

                    Forced Conversion.  If after the effective date of the Notes, the daily volume weighted average price for each of any 20 out of any 30 consecutive trading days, exceeds $2.05, we may, within 1 trading day deliver a written notice to the Investor (a “Forced Conversion Notice” and the date such notice is delivered to the Investor, the “Forced Conversion Notice Date”) to cause the Investor to convert all or part of the then outstanding principal amount of the Notes plus, if so specified in the Forced Conversion Notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Investor under the Notes,.

Beneficial Ownership Limitations.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of  Common Stock issuable upon conversion of this Debenture held by the holder of this Note.

Value of Shares Underlying Notes

               The maximum aggregate dollar value of the 2,787,456 shares of common stock underlying the Notes that the Company has registered for resale is $2,731,706.88. This number is less than 1/3 of our 40,566,576 non-affiliate outstanding common shares issued and outstanding as of January 11, 2008 and is based on the market price per share of $0.98 for those securities on the July 31, 2007 sale of the Notes.

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes.  For purposes of this table, we assumed that the subscription aggregate of $3,000,000 (aggregate principal amount of $3,428,571 after original issue discount) in Notes were issued on July 31, 2007, even though the Investors are not scheduled to pay to us the final “tranche” of $1,000,000 (aggregate principal amount of $1,142,857) until this Registration Statement is declared effective by the SEC.

There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Placement Agent Fee(1)	Structuring, Due Diligence and Legal Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(7)	Net Proceeds to Company(8)

$220,000	$66,000	$742,572.45	$939,005.47	$60,000.00	$313,291.27	$868,572.45	$2,714,000
 ____________________

(1)	$220,000 was paid to Midtown Partners & Co., LLC as placement agent for this financing.

(2)	The Company paid $66,000 in structuring, due diligence and legal fees to Anslow & Jaclin, LLP, our legal counsel in connection with the transaction.

(3)
Maximum amount of interest that can accrue at a rate of 8% per annum assuming all Notes aggregating $3,428,571 were issued on July 31, 2007 and remain outstanding until the maturity date on July 31, 2009 with $428,571 of the Notes representing the cost payable by the Company as a result of the original issue discount of 12.5% to the Investors on the $3,000,000 Callable Secured Notes with a principal amount aggregating $3,428,571, post-original issue discount.  The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 120% of the then outstanding principal balance. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Notes twelve (12) months from July 31, 2007.

(5)
Under certain circumstances we may be assessed liquidated prior to the maturity date equal to 2% of the aggregate subscription amount if this registration statement is not deemed effective by the SEC 90 days after the issuance of the Notes or, among other things, we fail to cure any defects in a request for acceleration of this registration statement, or fail to file a pre-effective amendment of this registration statement.  This represents the maximum liquidated damages the Company would pay assuming this registration statement was not deemed 90 days after the issuance of the Notes.

(6)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $253,291.27 in first year interest and $60,000.00 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $4,231,143.45, which is calculated by adding the outstanding principal ($3,428,571), plus liquidated damages ($60,000.00), plus maximum redemption premium ($742,572.45) which includes total first year interest payments ($253,291.27).

(7)
Total maximum payments payable by Company, includes structuring, due diligence and legal fees of $66,000, maximum possible interest of $742,572.45 and maximum possible liquidated damages of $60,000.00.

(8)	Total net proceeds to the Company including the structuring and due diligence fees and legal fees of $66,000.

Total Possible Profit Selling Stockholders Could Realize

Notes

        The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Notes.  For purposes of this table, we assumed that the subscription aggregate of $3,000,000 (aggregate principal amount of $3,428,571 after original issue discount) in Notes were issued on July 31, 2007, even though the Investors are not scheduled to pay to us the final “tranche” of $1,000,000 (aggregate principal amount of $1,142,857) until this Registration Statement is declared effective by the SEC.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.98	$0.82	4,181,184	$4,097,560.32	$3,428,570.88	$668,989.44
________________

(1)	Market price per share of our common stock on the Issuance Date (July 31, 2007).

(2)	The original fixed conversion price is $0.82.

(3)	Total number of shares of common stock underlying the Notes assuming full conversion of the aggregate principal amount as of the Issuance Date.

(4)
Total market value of shares of common stock underlying the Notes assuming full conversion of the aggregate principal amount as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion as of the aggregate principal amount as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to Selling Stockholders five year Warrants to purchase an aggregate of 2,090,592 shares of our common stock, exercisable at a price per share of $1.12.  The Warrants may also be exercised on a “cashless” basis if at any time after one year from the closing of the Purchase Agreement, there is no effective registration statement, or no current prospectus available for, the resale of the shares underlying the Warrants (the “Warrant Shares).  The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.98	$1.12	2,090,592	$2,048,780	$2,341,463	$0
______________

(1)	Market price per share of our common stock on the Issuance Date (July 31, 2007).

(2)
The exercise price per share of our common stock underlying the Warrants is fixed at $1.12 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6)
Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized as of July 31, 2007.

Total Possible Profit Selling Shareholders Could Realize as a Result of the Redemption Conversion Discount

The following table summarizes the possible profit the selling shareholders could realize as a result of the redemption conversion discount used if the Company opts to pay the mandatory redemption payments under the Notes in shares of common stock.  For purposes of this table, we assumed that the subscription aggregate of $3,000,000 (aggregate principal amount of $3,428,571 after original issue discount) in Notes were issued on July 31, 2007, even though the Investors are not scheduled to pay to us the final “tranche”of $1,000,000 (aggregate principal amount of $1,142,857) until this Registration Statement is declared effective by the SEC.

Market Price(1)	Conversion Price (2)	Total Possible Shares Issuable Upon Redemption of the Notes(3)	Combined Market Price of the Total Number of Shares Issuable Upon Redemption(4)	Total Redemption Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.98	$0.82	4,490,075	$4,400,273.5	$3,681,861.50	$718,412
________________________

(1)	Market price per share of our common stock on the Issuance Date (July 31, 2007).

(2)	The original fixed conversion price is $0.82.

(3)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest in shares of common stock based on a conversion price equal to the lesser of: (i) $0.82; and (ii) 85% of the ten day volume weighted average price preceding the redemption or interest payment date.  This represents the maximum redemption premium the Company would pay in shares of common stock assuming $0.82 is the lesser conversion price and if we redeem all of the Notes twelve (12) months from July 31, 2007.  This calculation of $3,681,862.27 (aggregate principal amount of $3,428,571 plus first year accrued interest of $253,291.27) assumes no interest payments and complete redemption throughout the term of the Notes.

(4)
The combined market price of the total number of shares issuable upon redemption of the Notes is calculated by using the market price per share on the date of the sale of the notes and the total possible shares issuable upon redemption.

(5)
The combined redemption conversion price used to convert the Company’s mandatory redemption payments into securities, calculated by using the redemption conversion price on the date of the sale of the notes and the total possible number of shares the selling shareholders may receive.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Total Possible Profit Selling Shareholders Could Realize as a Result of the Interest Conversion Discount

The following table summarizes the possible profit the selling shareholders could realize as a result of the interest conversion discount used if the Company opts to pay the interest payments on the Notes in shares of common stock.

For purposes of this table, we assumed that the subscription aggregate of $3,000,000 (aggregate principal amount of $3,428,571 after original issue discount) in Notes were issued on July 31, 2007, even though the Investors are not scheduled to pay to us the final “tranche”of $1,000,000 (aggregate principal amount of $1,142,857) until this Registration Statement is declared effective by the SEC.

Market Price(1)	Conversion Price (2)	Total Possible Shares Issuable to Pay Interest on the Notes(3)	Combined Market Price of the Total Number of Shares Issuable to Pay Interest on the Notes(4)	Total Interest Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.98	$0.82	308,891	$302,713.18	$253,290.20	$49,422.98
__________________

(1)	Market price per share of our common stock on the Issuance Date (July 31, 2007).

(2)	The original fixed conversion price is $0.82.

(3)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest in shares of common stock based on a conversion price equal to the lesser of: (i) $0.82; and (ii) 85% of the ten day volume weighted average price preceding the redemption or interest payment date.  This represents the maximum interest payment the Company would pay in shares of common stock assuming $0.82 is the lesser conversion price and if we redeem all of the Notes twelve (12) months from July 31, 2007.  This represents the solely the interest premium ($253,291.27) the Company would pay assuming we redeem all of the Notes twelve (12) months from July 31, 2007.

(4)
The combined market price of the total number of shares issuable to pay interest on the Notes is calculated by using the market price per share on the date of the sale of the notes and the total possible shares issuable to pay the interest payments on the Notes.

(5)
The total possible shares the selling shareholders may receive and the combined interest conversion price used to convert the Company’s interest payments into securities, calculated by using the redemption conversion price on the date of the sale of the notes and the total possible number of shares the selling shareholders may receive.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Net Proceeds Payable to the Company and Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors’ return on investment.  For purposes of this table, we assumed that the subscription aggregate of $3,000,000 (aggregate principal amount of $3,428,571 after original issue discount) in Notes were issued on July 31, 2007, even though the Investors are not scheduled to pay to us the final “tranche”of $1,000,000 (aggregate principal amount of $1,142,857) until this Registration Statement is declared effective by the SEC, and that the Investors exercise all of the in-the-money Warrants, if any, on a cash basis.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors From Interest Payment and Redemption Payment(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 5 Years(6)

$3,000,000	$868,572.45	$2,131,427.55	$718,412	74.45%	14.89%
__________________

(1)	Total amount of the Notes.

(2)
Total maximum payments payable by Company, includes structuring, due diligence and legal fees of $66,000, maximum possible interest of $742,572.45 and maximum possible liquidated damages of $60,000.00.  Please see the seventh column of our first table within the “Fees and Payments Associated With This Transaction” which also describes the total maximum payments payable by the Company.

(3)
Total net proceeds calculated by subtracting the Maximum Possible Payments by the Company ($868,572.45) from the Gross Proceeds Payable to the Company ($868,572.45).  Please see the seventh column of our first table within the “Fees and Payments Associated With This Transaction” which also describes the total maximum payments payable by the Company.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest in shares of common stock based on a conversion price equal to the lesser of: (i) $0.82; and (ii) 85% of the ten day volume weighted average price preceding the redemption or interest payment date.  This represents the maximum redemption premium the Company would pay in shares of common stock assuming $0.82 is the lesser conversion price and if we redeem all of the Notes twelve (12) months from July 31, 2007.  This calculation of $3,681,862.27 (aggregate principal amount of $3,428,571 plus first year accrued interest of $253,291.27) assumes no interest payments and complete redemption throughout the term of the Notes.    In this regard, the total possible profit to investor is calculated by subtracting the total conversion price from the combined market price).Please see the fourth tables within the section “Total Possible Profit Selling Stockholders Could Realize as a Result of the Redemption Conversion Discount”.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($868,572.45) plus combined total possible profit to investors from interest payment and redemption payment($718,412), divided by the net proceeds to the Company resulting from the sale of the Notes ($2,131,427.55).

(6)	Calculated by dividing 44.19% (footnote 5) by 5.
Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	40,566,576
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	5,087,107

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Other than its issuance and sale of the Notes and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-K filed August 4, 2006, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants and (iii) the Security Agreement, (iv) the Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

WHERE YOU CAN FIND US

The Company’s corporate offices are located at Room 1802, North Tower, Suntec Plaza, No. 197 Guangzhou Avenue North Guangzhou, PRC 510075.  We pay $3,050 in rent per month for a lease term of 2 years.
RISK FACTORS

Risks Related to Our Business

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

Our limited operating history makes it difficult or impossible to evaluate our performance and make predictions about our future.

Due to our limited operating history, it is difficult to make an evaluation of our future performance. You should be aware of the difficulties normally encountered by a nationally integrated mobile phone handset and pre-paid calling card distributor  and the high rate of failure of such enterprises. If we do not successfully address the risks facing us, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. You should consider the likelihood of our future success in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we encounter problems, additional costs, difficulties, complications or delays in connection with our activities, it will have a material adverse effect on its business, results of operations and financial condition, and as a result, we could be forces to cease our business operations.

Our common stock may be affected by limited trading volume and may fluctuate significantly, and this may adversely affect your investment.

There has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced in the past, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Additional financing may potentially dilute the value of our stockholders' shares.

We may need to raise additional capital to fund our anticipated future expansion and to implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

Our success largely depends on the efforts and abilities of our key executive and consultants, including Li Yankuan, our Chairman and Chief Executive Officer, Wu Yiwen, our Chief Operating Officer, and Hu Zhihan, our Chief Financial Officer. The loss of the services of these individuals could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

▪	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

▪	the potential loss of key personnel of an acquired business;

▪	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

▪	problems that could arise from the integration of the acquired or new business;

▪	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

▪	unexpected development costs that adversely affect our profitability.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

Shareholders must rely on management for the operation of the company.

All decisions with respect to our operation and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the company and production and commercial exploitation of our products, however, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the company to management and has evaluated management's capabilities to perform such functions.

Risks Associated with the Cell Phone Industry

Competition from providers of similar products and services could materially adversely affect our revenues and financial condition.

The industry in which we compete is a rapidly evolving, highly competitive and fragmented market, which is based on consumer preferences and requires substantial human and capital resources. We expect competition to intensify in the future. There can be no assurance that we will be able to compete effectively. We believe that the main competitive factors in the cell phone industry are effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation and value propositions. They also include benefits of one's company, product and services, features and functionality, and cost. Many of our competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better customer support. Other companies may also enter our markets with better products or services, greater financial and human resources and/or greater brand recognition. Competitors may continue to improve or expand current products and introduce new products. We may be perceived as relatively too small or untested to be awarded business relative to the competition. To be competitive, we will have to invest significant resources in business development, advertising and marketing.

We may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. We cannot assure that it will have sufficient resources to make these investments or that we will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

Changes in technology may reduce the demand for the products or services we may offer following a business combination.

The cell phone industry is substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by a target business with which we effect a business combination will not be subject to such occurrence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If our products or services that we market and sell are not accepted by the public, our profits may decline.

Certain segments of the cell phone industry is dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs and tastes. We cannot assure you that the products and services of a target business with which we effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.
Management is fully aware of these risks, and believes that these are manageable risks and does not post real threats to the Company’s healthy development.

Risks Associated with the Chinese Market

Potential for reduced growth in mobile communications in China may negatively impact our growth.

Our growth and success is dependant upon the continued growth of the mobile telecommunications market in China. Most analysts project growth rates that will support our financial forecasts. However, any deviation in total market forecasts can negatively impact our expected growth and profitability.

If Chinese government regulation changes, it may affect our business

Chinese government policy is currently impacting the mobile subscriptions and handset industry in several ways. First, ring tones are regulated by the government and impact development of handset software. Second, wireless subscriptions must have a "free trial" offered to subscribers for 30-days. Licensing of 3G and other transmission protocols are limited and selected/awarded by the government. These and other policies/laws/regulations impact development, costs incurred by manufactures of handsets and services.

The Chinese market for cell phone products is subject to substantial foreign competition

Foreign handset competitors are seen as luxury handsets, where "historically" the Chinese handsets have been seen as the less expensive entry-level handset. In a country where multiple handsets (2.7) are owned per customer this may not have been a problem. However, for the future, handsets that are compatible / multifunctional with mobile TV, mobile gaming, mobile phone, and other integrated technologies / services the "luxury" handsets pose a threat to the Chinese handset manufacturers. Foreign competition has a harder time competing on cost, but they have done well competing on image and functionality.

Risks Related to Our Common Stock and Its Market

We have not, and currently do not anticipate, paying dividends on our common stock.

We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and to expand our business.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “GZGT”. There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

Our stock is thinly traded, which can lead to price volatility and difficulty liquidating your investment.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including actual or anticipated variations in quarterly and annual operating results and general market perception.  An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.  These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future.  We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the July 2007 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

Although there are beneficial ownership limitations contained in the Notes and Warrant agreements involved in our July 2007 financing the beneficial ownership limitations do not prevent the selling shareholders from ultimately exercising and selling the full amount issuable upon exercise of the notes and warrants.

Although there are beneficial ownership limitations contained in the Notes and Warrant agreements involved in our July 2007 financing the beneficial ownership limitations do not prevent the selling shareholders from ultimately exercising and selling the full amount issuable upon exercise of the notes and warrants. In this regard, even though the selling shareholders may not receive more than 4.99% of the then-outstanding common stock, this restriction does not prevent them from selling some of their holdings and then receiving additional shares.  In this way, the selling shareholders could sell more than these limits while never holding more than the limits.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.  Penny stocks are stock:

▪	With a price of less than $5.00 per share;

▪	That are not traded on a “recognized” national exchange;

▪	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the July 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF
USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

On July 31, 2007 we entered into a Securities Purchase Agreement for a total subscription amount of $3,428,571 (a net aggregate amount of $3,000,000) that included Stock Purchase Warrants and Callable Secured Convertible Notes with the following Investors: Enable Growth Partners LP- $2,914,285.35 ($2,550,000 net aggregate), Pierce Diversified Strategy Master Fund LLC-$171,428.55 ($150,000 net aggregate) , and Enable Opportunity Partners LP- $342,857.10 ($300,000 net aggregate) (collectively, the “Investors").  The initial funding of $2,285,714 (a net aggregate amount of $2,000,000) of which we received net proceeds of $1,780,000 was completed on July 31, 2007.  The second funding of $1,142,857 (or a net aggregate amount of $1,000,000) will be completed with the Investors when this Registration Statement is declared effective and will be evidenced by callable secured convertible notes.

On July 31, 2007, the Investors also received the following five year warrants to purchase shares of our common stock, exercisable at $1.12 per share: Enable Growth Partners LP- 1,777,003 warrants, Pierce Diversified Strategy Master Fund LLC- 104,530 warrants, and Enable Opportunity Partners LP- 209,059 warrants (the "Warrants"). The Warrants are not subject to registration rights.

The Investors’ secured convertible notes are convertible into shares of our common stock at a conversion price of $0.82.

        The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of November 6, 2007 and the number of shares of common stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.

However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Stockholder (11)	Shares of Common Stock Owned Prior to the Offering (1)	Percent of Common Shares Owned Prior to the Offering	Shares of Common Stock to be Sold in the Offering		Number of Shares Owned Prior to the Offering	Percent of Shares Owned After Offering

Enable Growth Partners LP	4,146,340	0	4,146,340	(2)(3)	8.31%	0%

Pierce Diversified Strategy Master Fund LLC	243,903	0	243,903	(2)(4)	.45%	0%

Enable Opportunity Partners LP	487,805	0	487,805	(2)(5)	.91%	0%

Midtown Partners & Co. LLC (10)	209,059	0	209,059	(2)(6)	.39%	0%

Totals (12)	5,087,107	0	5,087,107	(12)	10.6%	0%

(1)	Based on 53,170,000 shares issued and outstanding as of January 11, 2008.

(2)
The number of shares set forth in the table for the selling stockholders is based solely on the number of shares of common stock being registered in this registration statement. The actual number of shares of common stock issuable upon conversion of the notes is not determined by the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”). The convertible notes are convertible into shares of our common stock at a conversion price of $.82 per share.

(3)	Represents 2,369,337 shares of our common stock issuable in connection with the conversion of the callable secured convertible note and 1,777,003 shares of common stock underlying warrants.

(4)	Represents 139,373 shares of our common stock issuable in connection with the conversion of the callable secured convertible note 104,530 shares of common stock underlying warrants

(5)	Represents 278,746 shares of our common stock issuable in connection with the conversion of the callable secured convertible note and 209,059 shares of common stock underlying warrants.

(6)	Represents 209,059 shares of our common stock underlying warrants.

(7)
Enable Growth Partners LP is a private investment fund that is owned by its investors and managed by Enable Capital Management, LLC.  Mitch Levine is the fund manager, and has voting and investment control over the shares listed as owned by Enable Growth Partners LP.

(8)
Pierce Diversified Strategy Master Fund is a private investment fund that is owned by its investors and managed by Enable Capital Management, LLC.  Mitch Levine is the fund manager, and has voting and investment control over the shares listed as owned by Pierce Diversified Strategy Master Fund LLC

(9)
Enable Opportunity Partners LP is a private investment fund that is owned by its investors and managed by Enable Capital Management, LLC.  Mitch Levine is the fund manager, and has voting and investment control over the shares listed as owned by Enable Opportunity Partners LP.

(10)	Midtown Partners & Co. LLC is a registered broker-dealer that is owned by its investors. Bruce Jordan, in his capacity as Managing Director, has voting and investment power over the shares listed.

(11)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

(12)
The beneficial owners would own 5,589,133 shares of common stock as a result of purchasing additional convertible notes upon effectiveness of this registration statement.  Owning such shares would represent approximately 11% of the 53,170,000 shares issued and outstanding of the Company as of January 11, 2008.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

▪	ordinary brokers transactions, which may include long or short sales,
▪	transactions involving cross or block trades on any securities or market where our common stock is trading,
▪
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

▪	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
▪	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

Neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth information regarding the members of the Company’s Board of Directors and its executive officers as of January 11, 2008. The directors listed below will serve until the next annual meeting of the Company’s stockholders.

Name	Age	Position
Yankuan Li	50	Chief Executive Officer and Chairman of the Board
Yiwen Wu	43	Chief Operating Officer and Director
Zhihan Hu	43	Chief Financial Officer and Director

The principal occupation for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Yankuan Li
Chief Executive Officer and Chairman of the Board
Yankuan Li has been Chairman of the Board of GTL since 2005. From 2004-2005 he was General Manager of Guangzhou YueShen TaiYang Technology Ltd., a subsidiary of Pacificnet Inc. (Nasdaq: PACT). From 2003-2004 he was Managing Director of the phone card division of Guangzhou Trading Center of Renwoxing, responsible for phone cards. From 2000-2003 he was Department Manager of the Industrial and Commercial Bank of China Guangzhou Branch. Mr. Yankuan holds a bachelor degree in Business Management of Beijing United University in 1998.

Yiwen Wu
Chief Operating Officer
Yiwen Wu has been General Manger of GTL from 2005 to present. Gerneral From 2003-2005 he was Vice General Manager of Guangzhou Trading Center of Renwoxing, responsible for phone cards. From 2001-2003 he was Vice General Manager of Guangzhou YueShen Technology Limited.

Zhihan Hu
Chief Financial Officer
Zhihan Hu has been CFO of GTL from 2005 to present. In 2005 he was Financial Manager of Guangzhou Tianjian Real Estate Development Co., Ltd. From 2002-2004 he was Financial Manager of Guangdong Materials & Equipment Import & Export Co., Ltd. From 2000-2002 he was CFO of Huiyijia Household Appliance Co., Ltd. in Zhongshan and Zhuhai, representing Grandbuy Co.,Ltd. Mr. Zhihan is a CPA and holds a Bachelor’s degree in International Finance from Zhongshan University.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have had a standing audit committee since our inception.

Significant Employees

None.

Family Relationships

No family relationships exist among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

       To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

▪	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

On April 16, 2007, the Board of Directors of the Company adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. This Code of Ethics has been filed with the Securities and Exchange Commission as an Exhibit to our Form 10-KSB filed on April 16, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of November 6, 2007, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Name and Address	Number of Common Shares Beneficially Owned(2)	Percent of Class
Yankuan Li (1)	12,343,424	23.2%
Yiwen Wu (1)	250,000	0.5%
Zhihan Hu (1)	10,000	0.02%
All directors and executive officers as a group (3 in number) (3)	12,603,424	23.83%

(1) The person listed is an officer and/or director of the Company.
(2) Based on 53,170,000 shares of common stock issued and outstanding as of January 11, 2008.

DESCRIPTION OF SECURITIES

We are authorized to issue 75,000,000 shares of common stock, par value $0.01 per share, and 0 shares of preferred stock. On March 27, 2007, we effectuated an 8.75-1 forward split for the Company’s outstanding shares. We currently have a total of 53,170,000shares of common stock issued and outstanding.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Convertible Notes

      On July 31, 2007, we entered into a Securities Purchase Agreement for a total subscription amount of $3,428,571 that included Stock Purchase Warrants and Callable Secured Convertible Notes with Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP (collectively, the “Investors”).  As of the date of this Prospectus, the Investors hold Notes aggregating $2,285,714 and are obligated to issue additional Notes in the amount of $1,142,857 once this Registration Statement is declared effective by the SEC.  The Callable Secured Convertible Notes are convertible into shares of our common stock at an initial conversion price of $0.82 per share.

Warrants

Based on our recent financing, we issued to the Investors five (5) year Warrants to purchase shares of our common stock, exercisable at $1.12 per share, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price. Each Warrant entitles the holder to one share of our common stock and is exercisable for five (5) years from July 31, 2007. The Warrants are not subject to registration rights.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception.

The financial statements included in this prospectus and the registration statement have been audited by Samuel J. Wong & Co., LLP, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

Overview

We are a nationally integrated mobile phone handset and pre-paid calling card distributor and provider of mobile handset value-added services. Future products and services include the GTL Lineless Messaging Service and retail sales and customer service operations. We are an independent qualified corporation that serves as a principle distribution agent for China Telecom, China Unicom, and China Mobile. We also maintain and operate the largest prepaid mobile phone card sales and distribution center in Guangdong Province and maintain cooperative distribution relationships with VK, Panasonic, Motorola, LG, GE and Bird corporations, among others.

Development

Development activities are a fundamental building block to our future financial success. We will devote significant resources to identifying and developing new software and value-added services through an expanded network of regional and neighborhood service centers, shops and via a virtual store. We plan to continue our distribution operations and to introduce current products and new and innovative software and services through an expanded network of regional and neighborhood retail service centers and shops. This new sales channel will allow us to sell direct to the consumer and to cross-sell additional value-added services and add-on products. We anticipate building strong customer relationships in the local communities that are served in order to take advantage of future sales from existing loyal customers and through word of mouth advertisement. Selling products and value-added services via a retail presence allows us to become part of the community and to enter into exclusive contracts directly with the individual consumer.

Financing

Based on rapid current and anticipated future growth in the mobile phone and mobile phone parts supply and distribution markets and ever increasing demand for mobile consumer telecommunications devices, we are seeking a capital investment partner to fund expansion of our sales, distribution, and post-sale customer support in addition to the development of new business units and operations

Production

In addition to existing hardware distribution and sales partnerships, we are expanding our services, building a retail presence and developing e-commerce business units in order to build and maintain a high-quality brand and service reputation. We currently serve as a nationally integrated mobile phone handset and pre-paid calling card distributor and provider of mobile handset value-added services. Future products and services include Lineless Messaging Service (“LMS”) and retail sales and customer service operations.

Revenue Sources

We currently earn approximately USD $13 million in annual sales. As a handset and pre-paid calling card distributor, GTL faces significant competition from other vertically integrated product and service providers. In order to compete, GTL plans to continue its distribution operations and to introduce current products and new and innovative software and services through an expanded network of regional and neighborhood retail service centers and shops. This new sales channel will allow us to sell direct to the consumer and to cross-sell additional value-added services and add-on products. We anticipate building strong customer relationships in the local communities that are served in order to take advantage of future sales from existing loyal customers and through word of mouth advertisement. Selling products and value-added services via a retail presence allows the Company to become a part of the community and to enter into exclusive contracts directly with the individual consumer.

Our fundamental operating cycle will change over the next 20-30 months as a growing percentage of revenue is derived from web delivered software and associated service and product support. Revenue from current operations, as well as new investment, will fund the expansion of software design and development functions within the company responsible for the design, deployment, quality assurance, and consumer support of LMS™ and associated services.

During the expansion / product introduction phase, retail outlets and product lines will be kept at current size and production levels to focus on development and deployment of LMS. As the margins for LMS exceed those of our traditional distribution business, potential losses from lack of distribution expansion will be offset by gains in market penetration of the instant messaging markets.

             Aside from existing in-house prototype development of future products, We have not yet decided on any specific internal and/or outsourced contractor solutions to produce, deploy, and support LMS and associated services.

             The distribution channels associated with these revenue streams are discussed in greater detail below:

Direct-support distribution & service network
Using current distribution agent relationships with network service providers and handset manufacturers, we will open multi-functional distribution and post-sale retailer support service centers in five Chinese provinces over a 12 month period. These service centers will be strategically located in areas which will improve relationships with existing distribution & retail partners while increasing margins through increased cost-efficiency. The first service centers will be located in Beijing and Guangzhou, PRC. These centers will serve as management control centers for future retail and wholesale activities.

Specialty shop expansion
Using the five regional multi-functional service centers as local management headquarters, we will establish up to 20 regional specialty shops that will be responsible for the direct interface with manufacturers and functionalization of OEM handsets for retail partner distribution.

These shops will add value through improved quality assurance, reduced product development cycle times, and greater control over handset acquisition and distribution systems. These shops will perform on-site troubleshooting and engineering design to solve supply-side function and quality problems at a minimal overall cost. It is estimated that it will take up to 18 months to establish and staff these 20 regional specialty shops.

Integration of service center & specialty shop network
Once established, the 25 regional service centers and specialty shops will serve as the foundation for our future wholesale and direct-to-consumer retail operations. This newly expanded China-wide presence will place us in close proximity not only with its entire potential domestic market and international retail partners, but also in close geographic range of peers and other emerging competitive threats.

Development of GTL lineless messaging system
Once our initial expansion is complete, it will be prepared to launch a proprietary enhanced instant messaging service software application in concert with its mobile phone distribution agreements. Our lineless messaging system (LMS™) will primarily serve as an intra-corporate communications system that will enable a company to instantly disseminate routine or time-sensitive information to some or all of its employees. Messages may also be sent to a particular subset of the organization based on the employee’s role in the company or for as something as personal as a “happy birthday” message. This system will replace a large portion of an organization’s communication overhead traditionally fulfilled by email or courier messages.

In addition to dissemination of information, LMS™ will facilitate critical company management functions such as meeting reminders, location changes, field reports, etc. This more intuitive and rapid communication protocol will occur through a device that virtually all people already own and carry with them everywhere - their mobile phone. The ability for an organization to communicate more efficiently without additional hardware requirements will give any organization an instant competitive operational advantage. With sufficient and prompt capital investment, initial deployment of LMS™ should occur by mid to late 2007 throughout China with expansion worldwide soon after.

Overview of LMS™

       For most messaging service providers, message entry requires accessing the Internet through the line entry of a special service number. GTL LMS does not require discrete text messaging numbers as in the current and traditional ways of transmitting a message through the Internet, but instead sends messages directly by way of PHS/GSM/CDMA mobile web transmission protocols. Using the unique hardware address of each mobile device, LMS™ doesn’t need any special messaging service numbers or an operator to transfer the message - thus the name: lineless messaging service.

       LMS is a complex software application which is deployed by itself on PCs, mobile computers, and mobile telephony. It can be used to build unattached messages and enter the LMS network at any point and reach any properly configured subscriber device.

Marketing

  Our new strategy is a natural follow on to our existing telephone distribution operation, which is becoming the largest distribution agreement inside and outside China. We anticipate opening fixed and virtual retail outlets in order to continue distributing current products, consumer electronic products and mobile phone value added services.

       In line with the development of mobile communication standards and increasing consumer demand for non-voice communications, network added service will be the new development of mobile communication. GTL is currently seeking and offering globally innovative techniques, products and services to include the following mobile functions:

➢	Color-message
➢	Drawing and ring
➢	Chord ring
➢	Staying color picture
➢	WAP
➢	Note games
➢	Treasure box
➢	IVR chatting

       We use our relationships within the distribution network to develop and offer value-added services and connected mobile handset services. After entry into a region, we will consult strategies used by existing and successful operations such as Virgin’s entry into England and America. GTL will penetrate the market in key cities and regions such as Beijing, Shanghai and Wuhan first. GTL aims to become the handset service distributor of China Mobile or China Unicom, by segmenting the market (for example, developing special communicated brands for young women) and through a demographically segmented, distributed cost model. Using resources from partners higher in the value chain and close agreements with other services, we will realize maximal profit via bundling communication, handset and value-added services within the networks.

Competition

China has become the world’s largest mobile telecommunications market. By the end of 2006, nearly 500 million Chinese citizens used mobile phones. This represents 37 percent of the population. In 2006 alone, more than 48 million people purchased their first mobile phones and projections indicate another 50 million more first time users will purchase in 2007. By 2010, almost half of China’s 1.3 billion people will be using mobile phones. As the Chinese population becomes saturated with multiple mobile handsets per person, demand will still exist for upgraded replacement platforms and value-added services. Customer’s value-added services will operate on an exclusive basis with our company.

           Our new strategy is a natural follow on to its existing telephone distribution operation, which is becoming the largest distribution agreement inside and outside China. GTL anticipates opening fixed and virtual retail outlets in order to continue distributing current products, consumer electronic products and mobile phone value added services.

Intellectual Property

We do not own any intellectual property.

Government Approval and Regulation

We do not need government approval for our principal products or services.

Employees

        As of January 11, 2008, the Company has 50 employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as "anticipates," "believes," "expects," "intends," "future," "may" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption "business risks," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Plan of Operation
During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

In addition to existing hardware distribution and retail sales, in the coming months, we will focus on expanding our services, building a retail presence and developing e-commerce business units in order to build and maintain a high-quality brand and service reputation. We currently serve as a nationally integrated mobile phone handset and pre-paid calling card distributor and provider of mobile handset value-added services. Future products and services include Mobile Messaging Service (“MMS”) and customer service operations.

We plan to focus our operations in the coming months on development activities, as they are a fundamental building block to our future financial success. More specifically, we will devote significant resources to identifying and developing new software and value-added services through an expanded network of regional and neighborhood service centers, shops and via a virtual store. We also plan to continue our distribution operations and to introduce current products and new and innovative software and services through an expanded network of regional and neighborhood retail service centers and shops. This new sales channel will allow us to sell direct to the consumer and to cross-sell additional value-added services and add-on products.

We anticipate building strong customer relationships in the local communities that are served in order to take advantage of future sales from existing loyal customers and through word of mouth advertisement.

We also plan to use our relationships within the distribution network to develop and offer value-added services and connected mobile handset services. After entry into a region, we will consult strategies used by existing and successful operations such as Virgin’s entry into England and America. GTL will penetrate the market in key cities and regions such as Beijing, Zhenzhou and Wuhan first. GTL aims to become the handset service distributor of China Mobile or China Unicom, by segmenting the market (for example, developing special communicated brands for young women) and through a demographically segmented, distributed cost model. Using resources from partners higher in the value chain and close agreements with other services, we will realize maximal profit via bundling communication, handset and value-added services within the networks.

We are also seeking a capital investment partner to fund expansion of our sales, distribution, and post-sale customer support in addition to the development of new business units and operations

Results of Operation

Nine months ended September 30, 2007 compared with nine months ended September 30, 2006

During the nine months ended September 30, 2007, we earned $15,016,769 in revenues as compared to $6,963,297 during the same period ended in 2006, an increase of $8,053,472 or approximately 215%.

The increase of revenue is mainly contributed to our efforts on promotion and more acceptance of our services.  With new branches opened in Zhengzhou and Wuhan, we will see more sales growth in the following quarters.

The gross profit increased from $5,737,757 during the nine months ended September 30, 2006 to $14,233,807 in the same period of 2007.

Meanwhile, selling, general and administrative expenses were $238,364 during the three month period ended September 30, 2007 as compared to $74,859 for the same period ended in 2006, an increase of $163,505 or approximately 318.%.  This increase is primarily due to placement agent fees provided in our recently private placement.

Net loss recorded $400,902 during the nine months ended September 30, 2007, as compared to a net profit of $128,367 during the same period of 2006.  The decrease of net profit is mainly due to the decrease of gross profit.

Liquidity and Capital Resources

Cash used in operating activities were $1,026,621 during the nine months ended September 30, 2007 as compared to cash provided in operating activities of $115,243 for the same period ended in 2006.  Cash provided in operating activities during the nine months ended September 30, 2007 mainly consisted of cash received from customers of $15,145,065, by netting off the cash paid for suppliers of $14,755,412, cash paid for selling and general administrative expenses of $440,189, related parties of $600,111 and others $375,977.  Cash provided in operating activities for the nine months ended September 30, 2006 mainly resulted from cash received from customers of $6,515,691 by netting off the cash paid to suppliers of $5,312,556, paid for selling and general administrative expenses of $1,055,701, paid to related parties of $262,677.

Cash flows provided by investing activities were $175,780 for the nine month period ended September 30, 2007 as compared to $834 provided for the same period of 2006.  Cash provided by investing activities during the nine month period ended September 30, 2007 consisted of settlement of note receivable of $324,428 by netting off purchase of property and equipment of $111,148.

Cash flows provided by financing activities were $2,484,298 during the nine months period ended September 30, 2007 as compared to zero for the same period of 2006.  $475,000 came from the net proceeds from subscription of our common stock and the $10,260 was advance from shareholders.  $1,999,038 came from the issuances of convertible debentures.

Critical Accounting Pronouncements

Guangzhou Global Telecom Inc.’s financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact its financial condition and results of operations, Equity Ventures views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on Equity Ventures’ consolidated financial statements and require management to use a greater degree of judgment and estimates.

Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections" (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154 in the first quarter of fiscal year 2007 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140.

The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06−3 (EITF 06-3), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06−3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06−3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06−3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.

The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), “Accounting for Rental Costs Incurred during a Construction Period” (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company’s adoption of FAS 13-1 will not materially affect its results of operations and financial position.

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Revenue Recognition

The Company recognizes revenue when services have been provided and collection is reasonably assured.

Stock-Based Compensation

The Company has traditionally accounted for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, no compensation cost is recognized in the financial statements, when options granted under those plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company issued no compensatory options to its employees during the years ended December 31, 2006 and 2005.

         In December 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, although this statement had no effect on the Company’s 2006 financial statements.

DESCRIPTION OF PROPERTY

 The Company’s corporate offices are located at Room 1802, North Tower, Suntec Plaza, No. 197 Guangzhou Avenue North Guangzhou, PRC 510075.  We pay   $3,050 in rent per month for a lease term of 2 years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

There were no material transactions, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Indebtedness of Management

There were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Transactions with Promoters

There were no material transactions between us and our promoters or founders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information

Our common stock is currently quoted on the OTCBB under the symbol “GZGT”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for the time period from May 15, 2007, when the stock began actively trading, until the end of the second quarter, and the subsequent interim period. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2007	High Bid	Low Bid
Period from May 15, 2007 to June 30, 2007	$2.95	$0.70
Period from June 30, 2007 to January 11, 2008	$1.75	$0.70

Holders

        As of January 11, 2008 in accordance with our transfer agent records, we had 117 shareholders of record. Such shareholders of record held 53,170,000 shares of our common stock.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

         The following executives of the Company received compensation in the amounts set forth in the chart below for the period ended December 31, 2007. All compensation listed is in US dollars. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Yankuan Li, Chief Executive Officer and Chairman of the Board	2007	12,000	0	0	0	0	0	0	0	12,000
	2006	12,000	0	0	0	0	0	0	0	12,000
Yiwen Wu, Chief Operating Officer and Director	2007	$10,800	0	0	0	0		0	0	$10,800
	2006	$10,800	0	0	0	0		0	0	$10,000
Zhihan Hu, Chief Financial Officer and Director	2007	$9,600	0	0	0	0		0	0	$9,600
	2006	$9,600	0	0	0	0		0	0	$9,600

Outstanding Equity Awards at Fiscal Year-End. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent period up to the date of the filing of this prospectus.

Employment Agreements

We have not entered into any formal employment agreements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

Guangzhou Global Telecom, Inc.
Financial Statements

SAMUEL H. WONG & CO, LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Guangzhou Global Telecom, Inc.

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying consolidated balance sheets of Guangzhou Global Telecom, Inc. as of September 30, 2007 and December 31, 2006, and the related consolidated statements of income and cash flows for the nine-month and three-month periods ended September 30, 2007 and September 30, 2006. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/s/ Samuel H. Wong & Co., LLP
South San Francisco, California	Samuel H. Wong & Co., LLP
October 13, 2007	Certified Public Accountant

South San Francisco Head Office:	Shanghai Representative Office:		Hong Kong Office:
400 Oyster Point Blvd., Suite 122	1266 Nan Jing West Road		Cosco Tower, Room 4612
So. San Francisco, CA 94080, U.S.A.	39/F, Plaza 66, Shanghai		183 Queen's Road Central, Hong Kong
Tel: (415) 732-1288	P.R.C. 200040		Tel: (852) 2526-9262, 2802-4878
Fax: (415) 397-9028	Tel:	(8621) 6288-0058	Fax: (852) 2815-4726, 2511-3538
Mobile: (415) 609-6789	Mobile:	(86) 138-1779-1830	Mobile: (852) 6092-6552
Email: swongcpa@aol.com	Fax:	(8421)6288-0058	Email: swongcpa©netvigator.com
Website: http://www.swongcpa.com

Guangzhou Global Telecom, Inc
Consolidated Balance Sheets
At September 30, 2007 and 31 December, 2006
(Stated in US Dollars)

	Note
ASSETS		2007	2006
Current assets
Cash	2(e)	$1,662,112	$37,148
Prepayment and Other Receivable	4	1,558,127	990,906
Note Receivable	5	39,285	343,143
Due from Related Party	11	269,536	258,962
Due from shareholder	11	618,982	-
Acquisition Receivable		-	500,000
Inventory	2(g)	12,645	8,962
Total Current Assets		4,160,687	2,139,121

Long term assets
Property, Plant & Equipment, Net	2(h),6	145,212	63,108
Security Deposits		10,917	29,998
Goodwill		174,172	-

Total Assets		$4,490,988	$2,232,227

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Taxes Payable		$66,803	$15,893
VAT Payable	7	1,197,459	899,516
Income Tax Payable	2(n)	141,334	48,722
Due to Shareholder	11	-	36,948
Acquisition Commitment		-	485,000
Accrued Liabilities and Other Payable		132,825	9,646
Convertible Debenture - Current Portion	9	785,848	-
Total Current Liabilities		2,324,269	1,495,725

Long term Liabilities
Convertible Debenture - Non-Current Portion	9	665,335

Total Liabilities		$2,989,604	$1,495,725

See notes to consolidated statements and accountant's report

Guangzhou Global Telecom, Inc
Consolidated Balance Sheets (Continued)
At September 30, 2007 and 31 December, 2006
(Stated in US Dollars)

Stockholders' Equity

Common Stock US$0.01 par value;
75,000,000 authorized; 53,170,000 and 52,890,000 issued and outstanding
as of September 30, 2007 and December 31, 2006 respectively	10	$531,700	$528,900
Additional-paid-in capital	10	1,067,639	-
Subscription Receivable		-	(86,384)
Other Comprehensive Income	2(p)	34,988	25,664
Retained Earnings		(132,943)	268,322

Total Stockholders' Equity		1,501,384	736,502
Total Liabilities & Stockholders' Equity		$4,490,988	$2,232,227

See notes to consolidated statements and accountant’s report

Guangzhou Global Telecom, Inc
Consolidated Statements of Income
For the three months and the nine months ended September 30, 2007 and 2006
(Stated in US Dollars)

		For the three months ended		For the nine months ended
		September 30,		September 30,
		2007	2006	2007	2006
	Note
Revenues
Sales	2(j)	$6,417,955	351,162	$15,016,769	6,963,297
Cost of Sales		6,014,799	225,689	14,233,807	5,737,757
Gross profit		$403,156	125,473	$782,962	1,225,540

Operating Expenses

Selling expenses		56,897	30,933	198,110	500,847
Administrative and general expenses		238,364	74,859	419,060	560,090
Total Operating Expense		295,261	105,792	617,170	1,060,937

Operating Income		$107,895	19,681	165,792	164,603

Other Income & Expense

Interest income		-	-	10,842	-
Other expense		(486,618)	(271)	(487,556)	(1,468)

Total Other Income and Expense		(486,444)	(271)	(476,714)	(1,468)

Income tax	2(n)	51,252	9,506	90,060	34,768

Net income		$(429,801)	9,904	$(400,982)	128,367

Basic net income per common share		$0.0081	0.0002	$(0.0076)	0.0024

Basic weighted average common shares outstanding		53,170,000	52,890,000	53,050,000	52,890,000

Diluted net income per common share		$(0.0055)	0.0002	$(0.0050)	0.0024

See notes to consolidated statements and accountant’s report

Guangzhou Global Telecom, Inc
Consolidated Statements of Changes in Stockholders’ Equity
for the three months ended June 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

	Total		Additional-		Other
	Number of Share	Common Stock	paid-in Capital	Subscription Receivable	Comprehensive Income	Retained Earnings	Total

Balance, January 1, 2006	52,890,000	$528,900	-	(86,384)	5,488	294,904	742,908
Net income/ loss	-	-	-	-	-	221,145	221,145
Dividend	-	-	-	-	-	(247,727)	(247,727)
Foreign currency translation adjustment	-	-	-	-	20,176	-	20,176
Balance, December 31, 2006	52,890,000	$528,900	-	(86,384)	25,664	268,322	736,502

	Total		Additional-		Other	Retained Earnings
	Number of Share	Common Stock	paid-in Capital	Subscription Receivable	Comprehensive Income	(Accumulated Losses)	Total

Balance, June 1, 2007	53,090,000	$530,900	346,616	-	46,447	296,858	1,220,821
Issue new share	80,000	800	61,600	-	-	-	62,400
Net income/ loss	-	-	-	-	-	(429,801)	(429,801)

Issue convertible debenture and shares purchase warrant	-	-	659,423	-	-	-	659,423
Foreign currency translation adjustment	-	-	-	-	(11,459)	-	(11,459)
Balance, September 30, 2007	53,170,000	$531,700	1,067,639	-	34,988	(132,943)	1,501,384

See notes to consolidated statements and accountant’s report

Guangzhou Global Telecom, Inc
Consolidated Statements of Cash Flows
for the three months and the six months ended June 30, 2007
(Stated in US Dollars)

	Or the three months ended		For the nine month ended
	September 30,		September 30,
	2007	2006	2007	2006
Cash Flow from Operating Activities	USD	USD	USD	USD

Cash Received from Customers	$6,417,954	30,468	$15,145,068	6,515,691
Cash Paid to Suppliers	(6,400,282)	7,708	(14,755,412)	(5,312,556)
Cash Paid for Selling, Administrative and General Expenses	(152,767)	(156,437)	(440,189)	(1,055,701)
Settlement of Advance to Related Parties				(262,677)
Cash Paid to Director	(349,890)		(600,111)
Cash Paid for Other Expenses	(375,050)		(375,977)

Cash Used in Operating Activities	$(860,035)	(118,261)	$(1,026,621)	(115,243)

Cash Flows from Investing Activities

Settlement of / (Investment in) Notes Receivable	$180,065		324,428	4,542
Purchase of Property, Plant & Equipment	(57,556)		(111,148)	(3,708)
Acquisition of equity shares in a subsidiary	(37,500)		(37,500)

Cash Sourced in Investing Activities	85,009		175,780	834

Cash Flows from Financing Activities

Private Investor's Deposit For Purchase of Common Stock			475,000
Advance Received from Shareholder			10,260
Issue of convertible debenture	1,999,038		1,999,038
Cash Sourced in Financing Activities	$1,999,038		$2,484,298

Net Increase/(Decrease) in Cash & Cash

Equivalents for the Period	1,224,012	(118,261)	1,633,457	(114,409)

Effect of Currency Translation	(18,527)	1,628	(8,493)	3,662

Cash & Cash Equivalents at Beginning of Period	456,627	208,909	37,148	203,023

Cash & Cash Equivalents at End of Period	$1,662,112	92,276	$1,662,112	92,276

See notes to consolidated statements and accountant’s report

Guangzhou Global Telecom, Inc.
Reconciliation of Net Income to Cash Flow Used in Operating Activities
For the three months and the nine months ended September 30, 2007 and 2006
(Stated in US Dollars)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	USD	USD	USD	USD
Net Income / Loss	$(429,801)	9,904	$(400,982)	128,367
Adjustments to Reconcile Net Income to
Net Cash Used in Operating Activities:

Depreciation	14,123	10,729	32,613	25,257
Interest expense on convertible debenture	104,454	-	104,454	-
Interest expense on Share Purchase Warrant	7,114	-	7,114	-
Increase in Other Receivable an Prepayment	(430,365)	(264,727)	(530,906)	(373,820)
Increase in Due from Related Parties	-	-	-	(172,169)
Increase in Due from Shareholder	(349,890)	-	(600,111)	-
Decrease/(Increase) in Inventory	44,881	641,109	(2,502)	577,684
Decrease in Rental Deposits	3,514		19,920	-
Decrease in Accounts Payable	-	(153,603)	-	(123,670)
Increase/(Decrease) in Taxes Payable	29,100	(34,546)	55,112	(33,747)
Decrease in Accrued Liabilities and Other Payable	(7,934)	(327,127)	(56,365)	(416,571)
Increase in VAT Payable	104,106	-	255,764	248,231
Increase in Income Tax Payable	50,663	-	89,268	25,195

Total of all adjustments	(430,234)	(128,165)	(625,639)	(243,610)

Net Cash Used in Operating Activities	$(860,035)	(118,261)	$(1,026,621)	(115,243)

See notes to consolidated statements and accountant’s report

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

1.	ORGANIZATION AND PRINICPAL ACTIVITIES

Guangzhou Global Telecom, Inc. (the Company) formerly Avalon Development Enterprise, Inc. was incorporated in the State of Florida, United States (an OTCBB Company) on March 29, 1999.

On March 27, 2007, the Company underwent a reverse-merger with Global Telecom Holding Limited (GTHL, a British Virgin Islands (BVI) Company incorporated on April 1, 2004 under the British Virgin Islands International Business Companies Act (CAP. 291)) and its wholly-owned subsidiary Guangzhou Global Telecommunication Company Limited (GGT, established on December 4, 2004 in PRC with a registered and paid-up capital of $375,307 (RMB 3,030,000)) involving an exchange of shares whereby the Company issued an aggregate of 39,817,500 shares of common stock in exchange for all of the issued and outstanding shares of GTHL. In connection with the reverse merger, the Company issued 200,000 shares of common stock to Zenith Capital Management LLC in April 2007 at a price of $2.50 per share. For financial reporting purposes, these two transactions are classified as a recapitalization of Guangzhou Global Telecom, Inc. and the historical financial statements of GTHL. The accompanying consolidated financial statements were adjusted to reflect the effects of the recapitalization, at September 30, 2007 as well as retroactively at December 31, 2006 as if these two transactions occurred at the beginning of the year ended December 31, 2006 in wake of the reverse-merger presentation.

During the three months ended September 30 2007, the Company newly established 4 subsidiaries namely Zhengzhou Global Telecom Equipment Limited (ZGTE), Macau Global Telecom Company Limited (MGT), Huantong Telecom Hongkong Holding Limited (HTHKH) and Huantong Telecom Singapore Company PTE Limited (HTS) with capital of RMB 500,000, Macau Dollar 300,000, Hong Kong Dollar 100 and Singapore Dollar 200,000 respectively.

The Company, through its subsidiaries, is principally engaged in the distribution and trading of rechargeable phone cards, cellular phones and accessories within the City of Guangzhou, Guangdong Province, PRC. Customers of the
Company embrace wholesalers, retailers and final users.

The Company now operates in a leased facility located at Room 29D, Block E, Zhu Jiang Di Jing Hao Jing Qian, Haizhu Qu, City of Guangzhou.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Method of Accounting
The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)   Consolidation

The consolidated financial statements include the Company and its six wholly-owned subsidiaries GTHL, GGT, ZGTE, HTS, HTHKH and MGT. The consolidated financial statements are compiled in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated.

(c)  Economic and Political Risks

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things.

(d)  Use of Estimates

Our discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

(e)  Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The Company does not maintain any bank accounts in the United States of America.

(f)  Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when recovery of the full amount is doubtful.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)   Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories are telecommunication products such as mobile phone, rechargeable phone cards, smart chip, and interactive voice response cards.

(h)  Property, Plant, and Equipment

Property, plant and equipment are carried at cost net of accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with no salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Equipment	5 years
Furniture and Fixtures	5 years
Leasehold Improvement	5 years
Motor Vehicles	3 years
Software	3 years

(I)   Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Live Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144.SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from the sale of the products is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

(k)  Advertising

The Company expensed all advertising costs as incurred.

(1)      Research and Development

All research and development costs are expensed as incurred.

(m)     Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). However, the accompanying financial statements are presented in United States dollars. Monetary assets and liabilities are translated at year-end exchange rates whereas revenues and expenses are translated at average exchange rates of the period. Capital accounts- and fixed Assets/Long Term Assets are translated at the actual historical exchange rates when the capital transactions occurred. Any translation adjustments resulting are not included in determining net income, but are included in foreign exchange adjustment to other comprehensive income, as a component of stockholders' equity.

Exchange Rates	2007	2006
RMB : US$ exchange rate as at September 30,	7.5108	7.9087

Average RMB : US$ exchange rate for the three months ended September 30,	7.5618	7,9672

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(n) Income Taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States, People's Republic of China (PRC) and Hong Kong SAR tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company's subsidiaries domiciled and operated in China and Hong Kong, the taxation of these entities can be summarized as follows:

•
GGT located in the city of Guangzhou PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation is subject to Enterprise Income Taxes ("EIT") at statutory rate of 33% which comprises 30% national income tax and 3% local income tax. However, the Company is a telecommunication company, and in accordance with the relevant regulations regarding the favorable tax treatment for this industry, GGT is entitled to have 100% and 50% tax exemption for the first (2005) and the second (2006) year respectively.

•	GTHL is subject to Hong Kong profits tax at tax rate of 17.5%.

•	The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957. Corporate income tax is imposed on progressive rates in the range of:
Taxable Income

Rate	Over	But not over	Of Amount Over
15%	0	50,000	0
25%	50,000	75,000	50,000
34%	75,000	100,000	75,000
39%	100,000	335,000	100,000
34%	335,000	10,000,000	335,000
35%	10,000,000	15,000,000	10,000,000
38%	15,000,000	18,333,333	15,000,000
35%	18,333,333	-	0

Based on the consolidated net income for the three months ended September 30, 2007, the Company shall be taxed at the 15% tax rate.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o)  Statutory Reserve

Statutory reserve refers to the amount appropriated from the net income in accordance with PRC laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise's capital.

However, since GGT being an operating company in PRC does not itself have any foreign shareholders and that the Memorandum and Articles do not provide for such appropriation, the Company is therefore not required to fund the Statutory Reserve.

(p)  Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards, as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company's current component of other comprehensive income is the foreign currency translation adjustment.

(q)  Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company's securities including such person's immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. (See Note 11)

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(r)  Accounting for Derivative instruments

The Company designates its derivatives based upon the criteria established by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133, as amended by SFAS 138 and SFAS 149, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for the changes in the fair value of the derivative depends on the intended use of the derivative and the resulting designation. For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item due to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and is subsequently reclassified to earnings when the hedge exposure affects earnings. The ineffective portion of the hedge is reported in earnings immediately. For a derivative that does not qualify as a fair value hedge or cash flow hedge, the change in fair value is recognized in net income in the current period. It is the Company's policy to classify all of its derivative instruments for cash flow purposes as operating activities.

(s)  Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(t)  Recent accounting pronouncements

In February 2006, the FASB issued a SFAS 155, "Accounting for Certain Hybrid Financial Instruments" to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006.

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company's financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The Company does not anticipate that the adoption of the above standards will have a material impact on these consolidated financial statements.

3.	CONCENTRATION

(a)  Geographic Risk

Since the Company's main business is currently focused in the City of Guangzhou, any change of law or unpredicted deterioration of the existing business condition of the city will impact the Company.

(b)  Significant Relationships

A substantial portion of GGT's business operations depend on mobile telecommunications in PRC; any loss or deterioration of such relationship may result in severe disruption to the business operations impacting the Company's revenue. GGT relies entirely on the networks and gateways of these phone operators to provide its services. The Company's agreements with these operators are generally for a short period of one year and generally do not have automatic renewal provision. If these providers are unwilling to continue with the Company, the Company's ability to conduct its existing business would be adversely affected.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

4.	OTHER RECEIVABLE AND PREPAYMENT

Other receivable and prepayment outstanding at September 30, 2007 and December 31, 2006 consisted of three types of accounts, namely (a) over-stocked cellular phone merchandise returned to supplier because of unsatisfactory market conditions and supplier graciously accepted the goods return pending for their disposal of such merchandise before making refund to the Company, (b) Company voluntarily extended financing to business associates for purchase of merchandise in return for 60% of gross profit in those transactions, in lieu of interest, and (c) Company advance payment to supplier for inventories .

Type of Account	2007	2006
(a) Goods returned to two suppliers pending for refund	-	291,124

(b) Trade financing to business Associates	568,839	699,782

2006: 6 entities
2007: 6 entities

(c) Prepayment	989,288	-

2006: nil
2007: 10 entities
	$1,558,127	$990,906

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

5.	NOTES RECEIVABLE

Notes receivable at September 30, 2007 and December 31, 2006 pertained to the Company's financing of two unrelated business associates without collateral on the following terms:

Borrower	Term	Interest	2007	2006

Wai Zhou Wong Choy Cable Factory	On Demand	12%	8,139	155,583
Kit Yeung Twilight
Telecommunication & Cable Factory	On Demand	12%	31,146	187,560

			39,285	343,143
   Interest receivable accrued at September 30, 2007 amounted to $24,060 (2006: 25,583).

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of September 30, 2007 and December 31, 2006:

	2007	2006
Category of Asset
Equipment	19,225	10,936
Furniture & Fixtures	12,956	11,594
Leasehold Improvement	103,145	24,265
Motor Vehicles	89,190	60,705
	224,516	107,500

Less: Accumulated Depreciation	(79,304)	(44,392)
	145,212	63,108
The depreciation expenses were $14,123 and $10,729 for the three months ended September 30, 2007 and 2006, respectively.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

7.	VAT PAYABLE

The Company has been collecting from its customers Value Added Tax (VAT), on behalf of the government. The Company has been granted to pay the balance dues under two installments, which are by September 30, 2007 and March 31, 2008, by the government. The reason of this special arrangement is that the government may waive past due VAT after decision has been made in accordance with regulations for technology zone on tax-exemption matter.

8.	LEASE COMMITMENTS

The Company leases office space and retail stores under operating leases with non-cancelable terms of less than a year at fixed monthly rent. None of the leases included contingent rentals. Lease expense charged to operations for the three months ended September 30, 2007 and 2006 amounted to $34,367 and $44,729 respectively. Future minimum lease payments under non-cancelable operating leases in the next year until termination of the leases amounted to $7,656 distributed as:

For the years ended September 30,
2008	$7,656
Total	$7,656

9.	CONVERTIBLE BONDS AND BOND WARRANTS

On July 31, 2007, the Company completed a financing transaction with several investors (the "Subscriber") issuing (i) $2,000,000 Fixed Rate Convertible Bonds due in 2009 and (ii) a stock purchase warrant to purchase an aggregate of 2,090,592 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that will expire in 2012 (the "Warrants").

The Convertible Bonds were subscribed at a price equal to 87.25% of their principal amount, which is the issue price of $2,285,714 less a 12.5% discount. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated July 31, 2007 (the "Trust Deed").

•	Interest Rate. The Bond bears interest at the rate of 8% per annum of the principal amount.

•	Conversion. Each Bond is convertible at the option of the holder at any time after July 31, 2007 up to July 31, 2009, into shares of our common stock at a fixed conversion price of $0.82 per share.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

9.	CONVERTIBLE BONDS AND BOND WARRANTS (Continued)

On July 31, 2007 the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Debenture, the Warrants, and the shares of common stock underlying the Debenture and Warrants in a pre-effective amendment to a registration statement that the Company have on file with the SEC. The Company intends to have the registration statement covered the resale of the Debenture, the Warrants, and the shares of common stock underlying the Debenture and Warrants.

At July 31, 2007, the date of issuance, the Company determined the fair value of the Debenture to be $2,000,000 The warrants and the beneficial conversion feature were $445,993 and $213,430 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders' equity as additional paid in capital – stock warrants and additional paid in capital – beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5. Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the straight-line method of 5 years and 2 years respectively.

Because of the fact that the Fixed Rate Convertible Debenture contain three separate securities and yet merged into one package, the Debenture security must identify its constituents and establish the individual value as determined by the Issuer as follows:

(1)	Convertible Debenture	$2,285,714
(2)	Discount	$285,714
(3)	Warrant	$213,430
(4)	Beneficial Conversion Feature	$445,993

The above items (2), (3), and (4) are to be amortized to interest expense over the term of the Debenture by the effective interest method as disclosed in the table below.

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

9.	CONVERTIBLE BONDS AND BOND WARRANTS (Continued)

  The Convertible Debentures Payable, net consists of the following:

	2007	2006
	USD	USD

Convertible Debenture - Principal and interest
Balance as at beginning of period	-	-
Addition	$2,000,000	-
Redemption	-	-
Interest Charged for the current period	66,326	-
Repayment of interest in current period	-	-
Balance as at end of period	2,066,326	-

Less: Interest discount – Beneficial conversion feature

Balance as at beginning of period	-
Addition	445,993	-
Amortization	(37,166)	-
Balance as at end of period	408,827	-

Less: Interest Discount - Warrant

Balance as at beginning of period	-	-

Addition	213,430	-
Amortization	(7,114)	-
Balance as at end of period	206,316	-

Convertible Debenture, net	$1,451,183	-

  The Convertible Debenture was classified as current and non-current as follows

	2007	2006
	USD	USD

Non-current portion	$785,848	-
Current Portion	665,335	-
	$1,451,183	-

Guangzhou Global Telecom, Inc
Note to the Financial Statements
For the three-month periods ended September 30, 2007 and the year ended December 31, 2006
(Stated in US Dollars)

10.	COMMON STOCK CAPITAL

The Company is authorized by its Memorandum of Association (i.e. equivalent to Articles of Incorporation) to issue a total of 75,000,000 shares at a par value of US$0.01 of which 53,170,000 and 52,890,000 shares at a par value of US$0.01 per share have been issued, paid-up and outstanding as of September 30, 2007 and December 31, 2006.

The retroactive presentation of recapitalization upon reverse-merger on March 7, 2007 back to December 31, 2006 is being depicted in the following table:

Total common shares issued and outstanding in the shell (Avalon Development Enterprises Inc) prior to reverse-merger: 1,494,000 shares which underwent a 87.5:1 split	13,072,500 shares

New issue of shares to shareholders of shell upon reverse-merger in exchange of all of the GTHL shares	39,817,500 shares

Total common shares issued and outstanding at December 31, 2006 after stock split	52,890,000 shares

The Company issued 200,000 shares of common stock to Zenith Capital Management LLC on April 2, 2007 at a price of $2.50 per share, which was issued at premium of $2.49 per share in excess of par value. The amount of share premium of $498,000 from which is deducted the stock issuance to the original stockholders of $86,384 as well as stock issuance cost $65,000, to derive at a net amount of $346,616 is recognized as additional paid in capital and disclosed in the balance sheet as of September 30, 2007.

The Company issued 80,000 shares of common stock to Mr. Li Hanguang , a shareholder of the Company on July 1, 2007 at a price of $0.78 per share, which was issued at premium of $0.77 per share in excess of par value. The issue of this 80,000 common shares together with cash of $150,000 constituted the consideration in respect of the Company's acquisition of the entire equity shares of MGT from a shareholder of the Company (see Note 11). The amount of share premium of $61,600 is recognized as additional paid in capital and disclosed in the balance sheet as of September 30, 2007.

11.	RELATED PARTY TRANSACTIONS

The following material transactions with related parties during the periods were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

The due from related party at September 30, 2007 and December 31, 2006 were $269,536 and $258,962 respectively.

The due from shareholder at September 30, 2007 was $618,982 and the due to shareholders at December 31, 2006 was $36,948.

On 1 July 2007, the Group acquired the entire equity shares of MGT from a shareholder of the Company at the consideration of $150,000 and 80,000 common shares of the Company.

Global Telecom Holdings, Ltd.

Consolidated Financial Statements

December 31, 2006 and 2005

(Stated in US Dollars)

Board of Directors and Stockholders
Global Telecom Holdings, Ltd.

Independent Auditor’s Report

We have audited the accompanying consolidated balance sheets of Global Telecom Holdings, Ltd. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Global Telecom Holdings, Ltd as of December 31, 2006 and 2005, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Samuel H. Wong & Co. LLP
Certified Public Accountants
South San Francisco, California
January 30, 2007

Global Telecom Holdings, Ltd
Consolidated Balance Sheets
At December 31, 2006 and 2005
(Stated in US Dollars)

	Note
ASSETS			2006	2005

Cash	2	(e)	37,148	197,592
Accounts Receivable	2	(f)	0	0
Other Receivable	4		990,906	327,649
Note Receivable	5		343,143	146,037
Due from Related Parties			258,962	73,867
Inventory	2	(g)	8,962	669,799
Total Current Assets			1,639,121	1,414,944

Property, Plant & Equipment, Net	2	(h),6	63,108	89,764
Deposit			29,998	19,075

Total Assets			$1,732,227	$1,523,783

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities

Accounts Payable			-	289,405
Taxes Payable			10,298	8,968
Other Payable			5,595	164,933
VAT Payable			899,516	299,295
Income Tax Payable	2	(n)	48,722	-
Due to Shareholder			32,055	20,531
Accrued Liabilities			22,386	19,818
Total Current Liabilities			1,018,572	802,950

Total Liabilities	7		1,018,572	802,950

Stockholders' Equity

Common Stock Capital	8		375,435	375,435
Additional Paid in Capital			-	-
Other Comprehensive Income	2	(p)	25,664	5,488
Retained Earnings			312,556	339,910

Total Stockholders' Equity			713,655	720,833
Total Liabilities & Stockholders' Equity			$1,732,227	$1,523,783

See Accompanying Notes to the Financial Statements

Global Telecom Holdings, Ltd
Consolidated Statements of Income
for the years ended December 31, 2006 and 2005
(Stated in US Dollars)

	Note
Revenue			2006	2005

Sales	2	(j)	12,839,106	6,742,515
Cost of Sales			11,397,063	5,959,318
Gross Profit			1,442,043	783,197

Operating Expenses

Selling Expenses			575,765	264,680
Administration & General			623,065	197,520
Total Operating Expense			1,198,830	462,200

Operating Income/(Loss)			243,213	320,997

Other Income & Expenses

Interest Income			25,057	19,523
Other Expenses			(178)	-

Total Other Income (Loss) and Expense			24,879	19,523

Income Tax	2	(n)	47,719	-

Net Income			$220,373	$340,520

Basic and diluted net income per common share			$0.59	$0.91

Basic and diluted weighted average common shares outstanding			375,435	375,435

See Accompanying Notes to the Financial Statements

Global Telecom Holdings, Ltd
Consolidated Statements of Changes in Stockholders’ Equity
for the years ended December 31, 2006 and 2005
(Stated in US Dollars)

		Other
	Common Stock	Comprehensive Income	Retained Earnings	Total

Balance, January 1, 2005	375,435	-	(610)	374,825
Net income	-	-	340,520	340,520
Foreign currency translation adjustment	-	5,488	-	5,488

Balance, December 31, 2005	375,435	5,488	339,910	720,833
Check

		Other
	Common Stock	Comprehensive Income	Retained Earnings	Total

Balance, January 1, 2006	375,435	5,488	339,910	720,833
Dividend	-	-	(247,727)	(247,727)
Net income	-	-	220,373	220,373
Foreign currency translation adjustment	-	20,176	-	20,176

Balance, December 31, 2006	375,435	25,664	312,556	713,655

See Accompanying Notes to the Financial Statements

Global Telecom Holdings, Ltd
Consolidated Statements of Cash Flows
for the years ended December 31, 2006 and 2005
(Stated in US Dollars)

	2006	2005
	USD	USD
Cash Flow from Operating Activities

Cash Received from Customers	$12,021,100	$6,347,355
Cash Paid to Suppliers	(11,771,117)	(6,296,580)
Interest Received	25,057	19,523
Cash Paid for Other Expenses	(178)	-

Cash Sourced/(Used) in Operating Activities	274,862	70,298

Cash Flows from Investing Activities

Investment in Notes Receivable	188,364	143,725
Purchase of Property, Plant & Equipment	-	102,443
Deposit Paid	10,088	18,773

Cash Used/(Sourced) in Investing Activities	198,452	264,941

Cash Flows from Financing Activities

Issuance of Common Stock	-	369,364
Dividend Paid	(250,567)	-
Loan received from shareholder	10,688	19,373
Cash Sourced/(Used) in Financing Activities	(239,879)	388,737

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	(163,469)	194,094

Effect of Currency Translation	3,025	3,124

Cash & Cash Equivalents at Beginning of Year	197,592	374

Cash & Cash Equivalents at End of Year	$37,148	$197,592

See Accompanying Notes to the Financial Statements

Global Telecom Holdings, Ltd.
Reconciliation of Net Income to Cash Flow Sourced in Operating Activities
for the years ended December 31, 2006 and 2005
(Stated in US Dollars)

	2006	2005
	USD	USD
Net Income	220,373	340,520

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Depreciation	28,984	14,101
Decrease/(Increase) in Other Receivable	(639,093)	(322,461)
Decrease/(Increase) in Due from Related Parties	(178,914)	(72,698)
Decrease/(Increase) in Inventory	668,701	(659,193)
Increase/(Decrease) in Accounts Payable	(292,722)	284,822
Increase/(Decrease) in Taxes Payable	1,015	8,826
Increase/(Decrease) in Other Payable	(161,343)	162,321
Increase/(Decrease) in VAT Payable	578,263	294,556
Increase/(Decrease) in Accrued Liabilities	1,879	19,504
Increase/(Decrease) in Income Tax Payable	47,719	-

Total of all adjustments	54,489	(270,222)

Net Cash Provided by Operating Activities	$274,862	$70,298

See Accompanying Notes to the Financial Statements

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

1.	ORGANIZATION AND PRINICPAL ACTIVITIES

Global Telecom Holdings Limited (GTH or “the Company” is a British Virgin Islands (BVI) Company incorporated on April 1, 2004 under the British Virgin Islands International Business Companies Act (CAP. 291)

The Company functions as the holding company of Guangzhou Global Telecommunication Company Limited (GGT), which was established on December 4, 2004 in PRC with a registered and paid-up capital of $375,307 (RMB 3,030,000). GTH acquired GGT on or about August 2, 2006 by way of an exchange of shares between GTH and GGT.

GTH through its subsidiary GGT, is principally engaged in the distribution and trading of rechargeable phone cards, cellular phones and accessories within the City of Quangzhou, Guangdong Province, PRC. Customers of the Company embrace wholesalers, retailers and final users.

The Company now operates in a leased facility located at Ling Yuan Xi Lu, 13 Hao Ce San Duan, City of Guangzhou with a network of 8 self-operated retail stores.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Consolidation

The group consolidation are comprised of a holding company, Global Telecom Holdings Limited (a BVI company) and a wholly-owned subsidiary Guangzhou Global Telecommunication Company Limited (a PRC company)

The consolidated financial statements are compiled in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

(c)	Economic and Political Risks

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things.

(d)	Use of Estimates

Our discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

(e)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The company maintains bank accounts only in the PRC. The company does not maintain any bank accounts in the United States of America.

(f)	Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Based on the Company’s collection experience, no allowance was considered necessary for the two years ended December 31, 2006 and 2005.

(g)	Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories are telecommunication products such as mobile phone, rechargeable phone cards, smart chip, and interactive voice response cards.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

(h)	Property, Plant, and Equipment

Property, plant and equipment are carried at cost net of accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with no salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Leasehold Improvement	5 years
Equipment	5 years
Furniture and Fixtures	5 years
Motor Vehicles	3 years

(i)	Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

(j)	Revenue Recognition

Revenue from the sale of the products is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

(k)	Advertising

The Company expensed all advertising costs as incurred.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

(l)	Research and Development

All research and development costs are expensed as incurred.

(m)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). However, the accompanying financial statements are presented in United States dollars. Monetary assets and liabilities are translated at year-end exchange rates whereas revenues and expenses are translated at average exchange rates of the year. Capital accounts and fixed Assets/Long Term Assets are translated at the actual historical exchange rates when the capital transactions occurred. Any translation adjustments resulting are not included in determining net income, but are included in foreign exchange adjustment to other comprehensive income, as a component of stockholders’ equity.

Exchange Rates	2006	2005
Year end RMB : US$ exchange rate	7.81750	8.07340
Average yearly RMB : US$ exchange rate	7.98789	8.20329

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(n)	Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

No provision for deferred tax liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts on the book.

The Company (GGT) is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation is subject to Enterprise Income Taxes (“EIT”) at statutory rate of 33% which comprises 30% national income tax and 3% local income tax. However, the Company is a telecommunication company, and in accordance with the relevant regulations regarding the favorable tax treatment for this industry, the Company is entitled to have first year tax exemption; thereafter, the company will be allowed a 15% tax rate.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

(o)	Statutory Reserve

Statutory reserve refers to the amount appropriated from the net income in accordance with PRC laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

However, since the Company (GGT) is a PRC entity without foreign shareholders and that the Memorandum and Articles do not provide for such appropriation, the Company is therefore not required to fund the Statutory Reserve.

(p)	Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards, as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(q)	Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company's securities including such person's immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. (See Note 8)

3.	CONCENTRATION

(a)	Geographic Risk

Since the Company’s business is currently limited to the City of Guangzhou, any change of law or unpredicted deterioration of the existing business condition of the city will impact the Company.

(b)	Significant Relationships

A substantial portion of GGT’s business operations depend on mobile telecommunications in China; any loss or deterioration of such relationship may result in severe disruption to the business operations impacting the Company's revenue. GGT relies entirely on the networks and gateways of these phone operators to provide its services. The Company's agreements with these operators are generally for a short period of one year and generally do not have automatic renewal provision. If these providers are unwilling to continue with the Company, the Company's ability to conduct its existing business would be adversely affected.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

4.	OTHER RECEIVABLE

Other receivable outstanding at December 31, 2006 and 2005 consisted of two types of accounts, namely (a) over-stocked cellular phone merchandise returned to supplier because of unsatisfactory market conditions and supplier graciously accepted the goods return pending for their disposal of such merchandise before making refund to the Company and (b) Company voluntarily extended financing to business associates for purchase of merchandise in return for 60% of gross profit in those transactions, in lieu of interest.

Type of Account	2006	2005

(a) Goods returned to two suppliers
pending for refund	$291,124	$207,839

(b) Trade financing to business

Associates 2006: 6 entities 2005: 5 entities	699,782	119,810

	$990,906	$327,649

5.	NOTE RECEIVABLE

Notes receivable at December 31, 2006 and 2005 pertained to the Company’s financing of two unrelated business associates without collateral on the following terms:

Borrower	Term	Interest	2006	2005

Wai Zhou Wong Choy Cable Factory	On Demand	12%	$155,583	$80,564
Kit Yeung Twilight Telecommunication & Cable Factory	On Demand	12%	187,560	65,473

			$343,143	$146,037

Interest charged to borrowers in the amount of $ 25,583 and $19,818 for 2006 and 2005 have been recorded and recognized as interest income.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of December 31:

	2006	2005
Category of Asset
Equipment	$10,936	$10,589
Furniture & Fixtures	11,594	11,226
Leasehold Improvement	24,265	23,496
Vehicles	60,705	58,780
	107,500	104,091

Less: Accumulated Depreciation	44,392	14,327
	$63,108	$89,764

The depreciation expenses were $28,984 and $14,101 for the years ended December 31, 2006 and 2005, respectively.

7.	LEASE COMMITMENTS

The Company leases office space and retail stores under operating leases ranging from 3 to 5 years with fixed monthly rentals. None of the leases included contingent rentals. Lease expense charged to operations in 2006 and 2005 amounted to $191,930 and $64,743 respectively. Future minimum lease payments under non-cancelable operating leases in the next four years until termination of the leases amounted to $353,169 distributed as:

For the years ended December 31,
2007	$185,767
2008	139,306
2009	27,796
2010	300
$353,169

8.	COMMON STOCK CAPITAL

The Company is authorized by its Memorandum of Association (ie. equivalent to Articles of Incorporation) to issue a total of 50,000 shares at a par value of US$1.00 each of which 1,000 shares at a par value of US$1.00 per share have been issued, paid-up and outstanding as of December 31, 2006 and 2005.

Global Telecom Holdings, Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

9.	COMMON STOCK CAPITAL

The Company has planned to carry out a reverse merger transaction with Avalon Development Enterprises, Inc., a Florida USA corporation (an OTCBB Company) in the near future with the objective of transforming GTH into a public company. The reverse-merger which has been organized by an investment firm, involves equity financing that will provide an injection of working capital; thus, the Company will be able to carry out its business plan.

10.	LOSS CONTINGENCIES

The Company has been collecting from its customers Value Added Tax (VAT) at 4% of sales, on behalf of the government. Management of the Company has decided to withhold payment of VAT to government in the meantime because the government may waive past due VAT after decision has been made in accordance with regulations for technology zone on tax-exemption matter.

Since it is uncertain of the final outcome of this VAT matter, management has decided to maintain the accrued VAT liability of $899,516 and $299,295 at December 31, 2006 and 2005. In lack of pertinent information, management was unable to estimate penalty and interest in late VAT payment if any for provision to be made at December 31, 2006 and 2005.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.                      Indemnification of Directors and Officers.

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-Laws do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, allow us to indemnify actions under our emergency by-laws regardless of whether or not Florida law would permit indemnification.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25.                      Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$149.24
Transfer Agent Fees (1)	$10,000.00
Accounting fees and expenses (1)	$1,500.00
Legal fees and expenses (1)	$50,000.00
Total (1)	$61,649.24

(1)	Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.                      Recent Sales of Unregistered Securities.

On July 31, 2007, we completed a financing agreement by signing a securities purchase agreement for a maximum of $3,000,000. The initial closing was for financing of the principal amount of $2,000,000 for which we issued callable secured convertible notes and warrants to purchase shares of common stock. The initial funding was undertaken as follows:  Enable Growth Partners LP- $1,700,000, Pierce Diversified Strategy Master Fund LLC- $100,000, and Enable Opportunity Partners LP- $200,000. Under the securities purchase agreement, we received the initial $2,000,000 at the closing, and we will receive the final principal amount of $1,000,000 when this registration statement is declared effective. At both times, we will issue callable secured convertible notes for such amounts. The note is convertible at an initial conversion price of $0.82.

Based on our recent financing, we have also issued warrants convertible into 2,090,592 shares of our common stock. Each Warrant entitles to holder to one share of our common stock. The warrants were issued as follows: Enable Growth Partners LP- 1,777,003 warrant shares, Pierce Diversified Strategy Master Fund LLC- 104,530 warrant shares, and Enable Opportunity Partners LP- 209,059 warrant shares.  The exercise price is $1.12.

The convertible notes and the warrants (the “Securities”) were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. No commissions were paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. The holders set forth above were each accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of Securities offered. We did not undertake an offering in which we sold a high number of Securities to a high number of investors. In addition, the holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares underlying the Securities are restricted pursuant to Rule 144 of the Securities Act.

These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transaction.

Pursuant to the merger with Avalon Development Enterprise, Inc. on March 27, 2007, we issued the following shares:

Li Yankuan	12,343,424
Chen Haiying	597,262
Li Hanguang	1,791,787
Ni Jingda	1,792,769
Li Zhikeng	1,791,787
Li Yanfen	1,791,787
Wu Linnian	1,393,613
Fung Sui	398,175
Liang Huiyi	796,350
Henan Huasheng Investment Limited	1,791,788
Yan Chendi	2,070,510
Hui Wan Sang	1,393,613
Kay Choong Loon Stephen	716,715
Investgold Limited	1,393,613
Lee Li	955,620
Chan Chui Yin Ada	238,905
Wong Chi Tat	238,905
Lee Ming Michael	358,358
Lun Wen Lin	477,810
Liang Rui Yi	597,263
Fintel Group Limited	3,503,940
He Junzhi	2,627,955
Wu Yiwen	250,000
Yuan Guanghui	125,000
Peng Lingling	175,000
Hu Zhihan	10,000
Ma Zhixin	17,236
Xue Yanfen	15,243
He Qinger	17,136
Zhao Xiaowei	11,457
Chen Xiaoxian	11,457
Wu Zhaowei	11,457
Chen Qiuju	7,658
Liang Siming	11,457
Li Ziyan	12,038
Li Xiaohong	5,678
Song Yanfang	5,778
Xie Xiaoping	5,778
Deng Bingzhao	7,500
Chen Shaolian	10,000
Xiao Jinghui	5,678
Zhou Yongkang	15,000
Chen Zhixiong	15,000
Qin Yingbo	10,000

All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

Item 27.                      Exhibits.

Exhibit No.	Title of Document	Location

3.1	Articles of Incorporation	Incorporated by reference to Form SB-2 filed on January 6, 2006.

3.2	Bylaws	Incorporated by reference to Form SB-2 filed on January 6, 2006.

5.1	Opinion of Anslow & Jaclin, LLP	Filed herewith

10.1	Securities Purchase Agreement	Incorporated by reference to Form 8K/A filed August 8, 2007

10.2	Registration Rights Agreement	Incorporated by reference to Form 8K/A filed August 8, 2007

10.3	Subsidiary Guarantee	Incorporated by reference to Form 8K/A filed August 8, 2007

10.4	Security Agreement	Incorporated by reference to Form 8K/A filed August 8, 2007

10.5	Form of Senior Secured Convertible Debenture	Incorporated by reference to Form 8K/A filed August 8, 2007

10.6	Form of Common Stock Purchase Warrant	Incorporated by reference to Form 8K/A filed August 8, 2007

23.1	Consent of Samuel H. Wong & Co. LLP	Filed herewith

23.2	Consent of Counsel, as in Exhibit 5.1	Filed herewith

Item 28.                      Undertakings.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering: Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Request for Acceleration of Effective Date: Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)	For Purposes of Determining Liability under the Securities Act: Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the State of Florida on January 11, 2008

GUANGZHOU GLOBAL TELECOM, INC.

By:	/s/ Li Yankuan
Li Yankuan
Chief Executive Officer and Chairman of the Board of Directors

By:	/s/ Zhihan Hu
Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director

By:	/s/ Yiwen Wu
Chief Operating Officer and Yiwen Wu

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

      The undersigned directors and officers of Guangzhou Global Telecom, Inc. hereby constitute and appoint Li Yankuan, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Li Yankuan	Chairman, Chief Executive Officer	January 11, 2008
Li Yankuan